Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

January 25, 2008	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS NET INCOME

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH—News) net income was $3.6 million, down 44.0%, from $6.4 million for the same quarter in 2006. Earnings per share, on a diluted basis, decreased $.21, or 43.8%, from $.48 to $.27 for the same quarter a year ago. Return on average equity for the quarter ended December 31, 2007 was 6.80%, while return on average assets for the same period was 0.64%, compared to 13.00% and 1.22%, respectively, for the prior year’s same quarter.

This decline was largely the result of flat net interest income due to funding pressure and declines in yields on earning assets greater than cost of funds. Continued slowing in the mortgage banking sector also contributed to the net decline. The purchase of six bank branches, effective September 7, 2007, the opening of three bank branches and costs associated with the Company’s new operations center contributed to the lower results when compared to the same period a year ago.

“When a bank faces a downturn of the economy in its marketplace, management’s first concerns are asset quality and declining growth of earning assets. I am encouraged that our asset quality has remained strong through 2007 and that loan staff has successfully transitioned from residential based lending to commercial oriented lending,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “We continue to undertake initiatives that will create greater long-term shareholder value, but result in a drag on current income growth rates. Our recent branch acquisition, as well as the opening of 3 de novo branches in the last 14 months, is an example of our long term focus. The current demand for deposit growth is exceeding the supply available within our marketplace, which is placing extreme pressure on our margin. In 2008, our challenges will be to continue high levels of credit quality and attract deposits at a level sufficient to meet our customer’s needs.”

On a liked quarter basis, net income declined from the most recent quarter by $1.7 million, or 32.6%, from $5.4 million to $3.6 million for the quarter ended December 31, 2007. This represents a decline in earnings per share, on a diluted basis, of 32.5%, or $.13, to $.27. This net decline was largely attributable to additional provisions for loan losses, costs associated with the acquisition and operation of new branches as well as lower mortgage segment income.

For the twelve months ended December 31, 2007, net income was $19.8 million, down 24.0% from $26.0 million compared to the same period a year ago. This represents a decrease in earnings per share, on a diluted basis of $.47, or 24.2%, from $1.94 to $1.47.

Return on average equity for the twelve months ended December 31, 2007 was 9.61%, while return on average assets was 0.91%, compared to 13.64% and 1.30%, respectively, for 2006. This decrease was partially related to margin compression, as well as a continued slowing in the mortgage banking sector and increases in noninterest expenses.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended December 31, 2007 were $.29 as compared to $.50 for the same quarter a year ago and $.42 for the quarter ended September 30, 2007. Additionally, cash basis return on average tangible equity for the fourth quarter ended December 31, 2007 was 10.93% as compared to 19.95% in the prior year’s fourth quarter and 15.90% for the quarter ended September 30, 2007. Earnings per share, on a cash basis and cash basis return on average tangible equity, were $1.56 and 14.88%, and $2.03 and 20.31%, respectively, for the twelve months ending December 31, 2007 and 2006.

NET INTEREST INCOME

Competition for low cost deposits and other forms of funding continued to impact the Company’s net interest margin in the fourth quarter. For the three months ended December 31, 2007, net interest income, on a tax-equivalent basis, increased slightly to $19.8 million from $19.7 million when compared to last year’s same period. This same income on a larger earning asset base reflected a decline in net interest margin, on a tax-equivalent basis, from 4.15% to 3.89%. This 26 basis point margin decline was driven by increased costs of interest-bearing liabilities, which rose to 3.88%, or 2 basis points, compared to yields on earning assets, which declined 18 basis points to 7.22%. Declining levels of low-cost deposits have continued to put pressure on the funding side of the balance sheet, resulting in the need to grow certificates of deposit, purchased funding from the Federal Home Loan Bank of Atlanta (“FHLB”) and other sources. Average interest-earning assets for the quarter ended December 31, 2007 increased approximately $151.5 million, or 9.6%, compared to only $17.7 million, or 1.3%, for interest-bearing deposits, over the same period a year ago. The remaining growth was funded by purchased funding. Loan growth was driven primarily by increases in the commercial and construction loan portfolios (primarily in owner occupied commercial real estate). Average interest-bearing liabilities for the period ended December 31, 2007 increased approximately $151.5 million, or 9.5%, over the same period a year ago. This growth was driven primarily by increases in certificates of deposit and FHLB advances, offset by lower demand deposit, savings and money market account balances. Included in these amounts are approximately $43.3 million in deposits acquired through the purchase of six bank branches, of which $34.7 million were interest-bearing liabilities.

On a linked quarter basis, the tax-equivalent net interest margin for the quarter ended December 31, 2007 declined 18 basis points from 4.07% to 3.89% from the most recent quarter. Net interest income decreased by $317 thousand to $19.8 million for the quarter ended December 31, 2007. This decrease was largely driven by declining interest rates. The Federal Open Market Committee of the Federal Reserve Board of Governors lowered the target Fed Funds rate 50 basis points during the quarter, one 25 basis point decrease on October 31st and another on December 11th to arrive at 4.25% by December 31, 2007. Loan growth of $56.4 million (13.6% increase on an annualized basis) helped to offset a decline in loan yields of 26 basis points. The growth in loans of $56.4 million was primarily within the commercial loan portfolio (principally owner occupied commercial real estate). Also contributing to the lower net interest margin was increased reliance on short-term advances from FHLB and other wholesale sources amid continued strong competition for maintaining deposit cost levels (cost of interest bearing deposits declined to 3.53% or only 1 basis point) in a declining rate environment. Despite the decline in the Fed Funds rate, competition for funds has left deposit rates uncharacteristically high.

For the year ended December 31, 2007, net interest income, on a tax-equivalent basis, declined $208 thousand, or 0.3%, to $78.8 million compared to a year ago. Net interest margin declined, on a tax-equivalent basis, from 4.37% in 2006 to 4.06% for 2007. The 31 basis point margin decline was driven by increases in certificates of deposit and FHLB advances offset by lower savings and money market levels. Total cost of interest-bearing liabilities increased 46 basis points, to 3.93%, compared to earning asset yield increases of only 14 basis points, to 7.42%. Strong loan growth (principally within the commercial and construction loan portfolios, with an emphasis in owner occupied commercial real estate) of $147.5 million, or 10.0%, over a year ago helped to mitigate the effect of high cost interest bearing liabilities outpacing the yields on earning assets.

The recent 100 basis point cut (50 basis points on 9/18/07, 25 basis points on 10/31/07 and 25 basis points on 12/11/07) in the target Fed Funds rate resulted in the immediate repricing of the Company’s loans tied to prime – representing approximately 33% of the loan portfolio. The liability side of the balance sheet also showed some immediate repricing, as overnight borrowing rates adjusted downward. Competition for deposits, however, has caused the Company’s deposit rates to be less responsive to Fed Funds rate decreases.

For the year ended December 31, 2007, approximately $8.0 million ($6.2 million during the first quarter and $1.8 million during the second quarter) of investment securities were called by the issuers, resulting in gains of $508 thousand ($301 thousand during the first quarter and $207 thousand during the second quarter). The proceeds from these calls, plus additional funds, were used to pay off approximately $15.0 million of higher cost (6.3%) FHLB advances. Penalties of approximately $513 thousand ($316 thousand during the first quarter and $197 thousand during the second quarter) associated with the early payoff of these advances have been reflected as an interest expense adjustment in the net interest margin for the twelve months ended December 31, 2007. Absent this interest expense adjustment, net interest margin would have been 4.08%, instead of 4.06%, for the year ended December 31, 2007.

LOAN LOSS PROVISION/ASSET QUALITY

Despite increasing industry concerns over credit issues, the Company’s asset quality remains strong. Net charge-offs were $393 thousand (.05% and .09% of gross loans for the year and fourth quarter 2007, respectively) for the quarter ended December 31, 2007, compared to net charge-offs of $97 thousand in the same quarter last year and $229 thousand for the quarter ended September 30, 2007, and remain at relatively low levels. At December 31, 2007, nonperforming assets totaled $10.1 million, including a single credit relationship totaling $7.3 million.

The provision for loan losses increased from $154 thousand in the fourth quarter of 2006 to $1.2 million for the same quarter in 2007. On a linked quarter basis, the provision for loan losses increased $741 thousand. This net increase was primarily due to continued loan growth, net charge-offs and increased uncertainty with regard to general economic and other credit risk factors. For the year ended December 31, 2007, the provision for loan losses decreased $390 thousand from $1.5 million a year ago. This decline was largely attributable to the reduction of estimated loss exposure ($750 thousand recapture noted during the first quarter of 2007 on a continuing non-performing loan to a single credit relationship). Without regard for the above recapture, the provision for loan losses increased $360 thousand over this same period.

The Company entered into a workout agreement with the borrower in the aforementioned single credit relationship during March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. During the first quarter of 2007, such equity was extracted from this relationship, reducing nonperforming assets totals on this relationship from $10.6 million as of December 31, 2006 to $7.9 million, and resulting in the recapture of $750 thousand in specific reserves. In the second quarter of 2007, approximately $400 thousand of this relationship returned to accrual status, further reducing the nonperforming balance to $7.5 million as of the end of June 30, 2007. This balance has been further reduced (due to payments) to $7.3 million at December 31, 2007. Despite the lengthy nature of this workout, the Company continues to have dialogue with the borrower toward a resolution of the affiliated loans and anticipates that this workout will result in further reductions of the Company’s overall exposure to the borrower. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

Nationally, industry concerns over asset quality have increased due in large part to issues related to subprime mortgage lending, declining real estate activity and general economic concerns. While the Company has experienced reduced residential real estate activity, the markets in which the Company operates remain stable and there has been no significant deterioration in the quality of the Company’s loan portfolio. Residential loan demand has moderated somewhat but the Company is still experiencing continued loan demand, particularly in owner occupied commercial real estate. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio (particularly those tied to residential real estate) and adjust the allowance for loan losses accordingly.

NONINTEREST INCOME

Noninterest income for the three months ended December 31, 2007, declined $942 thousand, or 12.8%, from $7.3 million to $6.4 million compared to last year’s same quarter. This decline reflected lower mortgage segment income from the sale of loans of approximately $204 thousand from the same quarter a year ago. The prior year’s same quarter contained a combination of gains from investment securities, insurance proceeds and bank-owned life insurance (“BOLI”) commissions totaling approximately $1.0 million. During the fourth quarter of 2007, legacy telephone equipment was disposed at a loss of $121 thousand and replaced with voice over internet protocol (“VoIP”) equipment. Absent these transactions and mortgage segment operations, noninterest income increased approximately $401 thousand, or 10.3%. This net increase comes from a combination of increases in other service charges and deposit account charges as well as the income from a full year’s investment in BOLI (additional investment made during December of 2006).

On a linked quarter basis, noninterest income increased $120 thousand, or 1.9%, from the quarter ended September 30, 2007. These results included $362 thousand from deposit accounts and other service charges and $293 thousand from gains on sales of loans within the mortgage segment. The Company recorded a gain of $324 thousand from the sale of its former operations center during the third quarter of 2007. Absent the loss on disposal of legacy telephone equipment (mentioned above), mortgage operations and the prior quarter gain on sale, noninterest income increased approximately $272 thousand or 6.8%.

For the year ended December 31, 2007, noninterest income decreased $3.1 million, or 11.1%, from $28.2 million in 2006 to $25.1 million. The decrease was principally driven by lower gains on sales within the mortgage segment of $2.5 million. Deposit accounts and other service charge income increased $755 thousand, or 5.7%, compared to last year. The prior year gains from the sale of real estate of approximately $837 thousand, insurance proceeds and BOLI commissions of approximately $617 thousand did not recur in 2007 thereby contributing to lower noninterest income.

NONINTEREST EXPENSE

Noninterest expense for the three months ended December 31, 2007 increased $2.7 million, or 15.3%, to $19.9 million over last year’s same period. Other operating expenses increased $1.5 million, or 27.9%, which was principally related to the purchase of six bank branches and their related operations, marketing expenses, the operation of three additional bank branches and infrastructure enhancements to support the Company’s continued growth. Infrastructure enhancements included VoIP and the associated hardware and software to support this technology. Other initiatives include online check deposit (i.e., remote capture) technology, enhancements to our internet banking delivery channel (e.g., increased bandwidth) and improvements in data security and business continuity. Salaries and benefits increased $627 thousand, or 6.7%, and were mainly attributable to normal compensation increases, additional personnel and incentive compensation. This increase of $627 thousand was offset by reductions in profit sharing expense, commission expense from the mortgage segment and group insurance costs. Occupancy expenses increased $366 thousand, or 27.2%, and were principally attributable to increased facilities costs associated with the Company’s continued expansion. Some of these increased costs included depreciation, property insurance, rental expenses and, to a lesser extent, utility costs. In addition, the Company moved into its new 70,000 square foot operations center, in Caroline County, during the second quarter of 2007. This facility will allow for more effective and efficient deployment of the Company’s support services and provide sufficient space for anticipated growth over the next ten years. The fourth quarter of 2007 contained approximately $114 thousand of depreciation related to this new operations center. Other occupancy costs of approximately $141 thousand were attributable to the acquisition of six bank branch facilities, as stated above. Furniture and equipment expenses increased $139 thousand, or 11.9%, and were attributable to the related depreciation and software costs of the additional branches and new operations center.

On a linked quarter basis, noninterest expense increased by $1.9 million or 11.0%, to $19.9 million from $18.0 million for the period ended December 31, 2007. Increases in salaries of $748 thousand or 8.1% are primarily attributable to increases in additional retail staff as a result of acquiring branches during September 2007, incentive compensation and mortgage segment commissions, offset by lower group insurance costs and management incentive compensation. Increases in occupancy expenses of $152 thousand, or 9.7%, are principally due to costs associated with the acquisition of six bank branches. Other operating expenses increased $976 thousand, or 16.3%, principally driven by fourth quarter marketing campaign expenses, communications costs (telephone, internet and software), mortgage segment loan expense on portfolio loans, overdraft returns as well as the direct and operational costs associated with the acquisition of six bank branches. These operating costs of $976 thousand were offset by home equity line expenses. Furniture and equipment expenses increased $93 thousand, or 7.7%, primarily as a result of a full quarter of depreciation related to the acquisition of six bank branches, as well as maintenance on ATMs during the fourth quarter of 2007.

For the year ended December 31, 2007, noninterest expense increased $6.0 million, or 8.9%, from $67.6 million to $73.6 million. These figures include the acquisition of Prosperity Bank & Trust Company (“Prosperity”) on April 1, 2006; therefore, results of operations include twelve months of Prosperity activity for 2007 and only nine months for 2006. Excluding this year’s first quarter of noninterest expense related to Prosperity of $1.0 million, total noninterest expense increased $5.0 million, or 7.4%, when compared to the prior year.

The following increases exclude the first quarter 2007 noninterest expenses of Prosperity. Other operating expenses increased $3.1 million, or 15.0%, and principally related to telecommunications enhancements (approximately $1.2 million), the acquisition of six bank branches (approximately $428 thousand), bank franchise taxes (approximately $248 thousand) and three additional bank branches (approximately $119 thousand). The telecommunications enhancements include the Company’s internet banking delivery channel (e.g., increased bandwidth), and improvements in data security and business continuity. Salary and benefits increased $741 thousand, or 2.0%, which was attributable to normal compensation adjustments, increased retail staff related to branch growth, equity based compensation and group insurance costs. This increase of $741 thousand was offset by lower commissions from the mortgage segment, as well as lower profit sharing expenses. Occupancy expense increased $967 thousand, or 19.3%, and was principally related to the Company’s fixed asset expansion (bank branches and new operations center). These costs included depreciation, property insurance and, to a lesser extent, utility costs. Furniture and equipment expense increased $257 thousand, or 5.7%.

For the year ended December 31, 2007 total acquisition charges of approximately $211 thousand were charged to expense and currently are reflected in the caption “Other operating expenses” in the Company’s Condensed Consolidated Statements of Income. These costs primarily related to system conversion costs.

BALANCE SHEET

At December 31, 2007, total assets were approximately $2.3 billion compared to $2.1 billion and $2.2 billion at December 31, 2006 and September 30, 2007, respectively. Net loans increased $198.2 million, or 13.0%, from December 31, 2006, and increased $63.3 million, or 3.7% from the quarter ended September 30, 2007. Loan growth was concentrated in the commercial real estate and construction loan portfolios (primarily in owner occupied commercial real estate) from a year ago, as well as from September 30, 2007. Total cash and cash equivalents declined $17.6 million (lower Fed Funds sold) to $58.3 million at December 31, 2007 from $75.9 million a year ago, but increased $7.8 million (cash and due from banks), or 15.5%, from $50.5 million as of September 30, 2007. Deposits decreased $6.3 million, or 0.4%, from December 31, 2006 primarily due to lower demand deposits, money market, and savings account balances, partially offset by higher certificates of deposit. Deposits declined $2.8 million from September 30, 2007 and related principally to demand, money market and savings accounts. Total borrowings also increased by $71.1 million and $181.5 million to $270 million, from September 30, 2007 and December 31, 2006, respectively. The Company’s equity to assets ratio remains strong at 9.22% at December 31, 2007.

SEGMENT INFORMATION

Community Banking Segment

For the three months ended December 31, 2007, net income for the community banking segment decreased 39.6% or $2.6 million from $6.5 million to $3.9 million from the same quarter last year. This decline was partially attributable to flat net interest income as a result of increased funding costs and a heavier reliance on purchased funding. The provision for loan loss increased $1.0 million, from $154 thousand to $1.2 million during this period. This net increase was primarily due to continued loan growth, net charge-offs and increased uncertainty with regard to general economic and other credit risk factors.

Noninterest income declined $738 thousand, or 15.1%, in the fourth quarter of 2007 from the same period a year earlier. The prior year’s same quarter contained a combination of gains from investment securities, insurance proceeds and BOLI commissions totaling approximately $1 million. Additionally, during the fourth quarter of 2007, legacy telephone equipment was disposed at a loss of $121 thousand and replaced with VoIP equipment. Absent these transactions, noninterest income increased approximately $401 thousand, or 10.3%. This net increase comes from a combination of increases in other service charges and deposit account charges as well as the income from a full year’s investment in BOLI (additional investment made during December 2006). Noninterest expense increased $2.4 million, or 16.2%, mainly due to increases in other operating expenses. Other operating expenses increased $1.3 million, or 25.3%, which was principally related to marketing expenses, the operation of three additional bank branches, the purchase of six bank branches and their related operations, and infrastructure enhancements to support the Company’s continued growth. Other increases in operating expenses are reflective of the Company’s continued investment in people and technology necessary to support growth and service goals. Increases in salaries and benefits of $620 thousand, occupancy expenses of $316 thousand and furniture and equipment expense of $141 thousand increased primarily as a result of the above noted branch expansion.

On a linked quarter basis, community bank segment net income declined $1.6 million, or 28.7%, for the period ended December 31, 2007. The provision for loan loss increased $741 thousand, from $432 thousand to $1.2 million during this period. Net interest income after the provision for loan losses decreased $1.1 million, or 5.7%. Noninterest income decreased $173 thousand, or 4.0%, and was primarily attributable to the current quarter disposal of legacy telephone equipment, partially offset by higher service charges and fees on deposit accounts. Noninterest expense increased $1.4 million, or 8.9%, and was primarily related to the acquisition of six bank branches and their related operations, a newly opened bank branch (Harrison’s Crossing) and increased marketing expenses related to Company marketing campaigns.

For the twelve months ended December 31, 2007, compared to the same period in 2006, net income for the community banking segment decreased 20.5%, or approximately $5.3 million, from $25.9 million to $20.6 million. Net interest income declined $993 thousand, or 1.3%, as funding costs increased at a greater pace than yields on earning assets. During the first half of 2007 funds from called securities were used to payoff FHLB advances. Approximately $513 thousand in penalties associated with the early payoff of FHLB advances have been reflected as an interest expense adjustment. Net interest income after the provision for loan losses decreased $603 thousand, or 0.8%, from a year ago. Reflected in this net decrease are specific loan loss reserves of $750 thousand that were recaptured during the first quarter of 2007. See Loan Loss Provision/Asset Quality section for additional information.

Noninterest income for the twelve months ended December 31, 2007 decreased $654 thousand or 3.8%. Excluding the gains from called investment securities of $508 thousand, the gain recorded from the sale of the former operations center of $324 thousand in 2007 and prior year gains from the sale of real estate of $856 thousand, investment securities of $276 thousand and Small Business Investment Company income of $150 thousand, the increase in noninterest income was $646 thousand, or 4.2%, over the prior year.

Noninterest expense increased $6.8 million, or 12.1%, to $63.4 million for the twelve months ending December 31, 2007 compared to the same period a year ago. Other operating expenses and salary and benefits increased $3.1 million and $2.4 million, respectively. To a lesser extent, occupancy expenses and furniture and equipment increased $931 thousand and $393 thousand, respectively. These increased costs were a function of three new branches, six purchased bank branches and the completion of the Company’s operations center during 2007. Additionally, twelve months of Prosperity’s noninterest expenses were included in 2007 compared to only nine months for the same period in 2006 (acquired April 1, 2006). This represents approximately $1.0 million of the total increase in noninterest expenses.

Mortgage Segment

For the three months ended December 31, 2007, the mortgage segment reported a net loss of $330 thousand, a $247 thousand decline from an $83 thousand net loss for the same quarter in 2006. The housing market for both new construction and existing sales continued to slump during the quarter, providing fewer origination opportunities than during the same quarter last year. Reduced mortgage loan demand combined with less liquidity in the secondary market and more stringent underwriting requirements have slowed both purchase and refinance production. Loan origination volume decreased 15.3% from the same period last year, resulting in a decline in loan revenue of $204 thousand. Total noninterest expenses increased $170 thousand, including occupancy expense increases of $50 thousand primarily related to the expansion of the branch network in the last quarter, including the addition of new origination offices. Other operating expenses increased $219 thousand principally as the result of losses on repurchased loans and other receivables.

On a linked quarter basis, mortgage segment net income declined $159 thousand from a net loss of $171 thousand to a net loss of $330 thousand. Revenue from the sale of loans increased $293 thousand, or 14.5% while originations rose 3.8% as loan profit margins improved due to consumer demand for more profitable loan products and better secondary market execution. Commission expense increased $308 thousand correlating to a portion of the increase in gain on sale revenue. Occupancy expense increased $58 thousand from the last quarter primarily as a result of expansion of the branch network and maintenance of existing locations. Other operating expenses increased $197 thousand principally as a result of the costs, fixed and variable, associated with the expansion of the branch network and $103 thousand on repurchased loans.

For the year ended December 30, 2007, the mortgage segment reported a net loss of $803 thousand, a decline of $941 thousand from net income of $138 thousand for the year ended December 31, 2006. This was principally due to a 23.3% decline in loan originations, from $484.7 million to $371.9 million, for the years ended December 31, 2006 and 2007, respectively. In addition, the mortgage segment reported loan related losses of $267 thousand during the twelve months ended December 31, 2007, and $103 thousand on repurchased loans.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (35 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester); Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton), and Prosperity Bank & Trust Company (3 locations in Springfield and Burke). Union Bank and Trust Company also operates a loan production office in Manassas. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Twelve Months Ended
	12/31/07	12/31/06	09/30/07	12/31/07	12/31/06
Results of Operations
Interest and dividend income	$35,989	$34,350	$36,251	$140,996	$129,156
Interest expense	16,973	15,417	16,903	65,251	52,441

Net interest income	19,016	18,933	19,348	75,745	76,715
Provision for loan losses	1,173	154	432	1,060	1,450

Net interest income after provision for loan losses	17,843	18,779	18,916	74,685	75,265
Noninterest income	6,402	7,344	6,282	25,105	28,245
Noninterest expenses	19,947	17,297	17,978	73,550	67,567

Income before income taxes	4,298	8,826	7,220	26,240	35,943
Income tax expense	688	2,383	1,863	6,484	9,951

Net income	$3,610	$6,443	$5,357	$19,756	$25,992

Interest earned on loans (FTE)	$32,610	$30,122	$32,644	$126,974	$113,343
Interest earned on securities (FTE)	4,112	4,303	4,099	16,217	16,429
Interest earned on earning assets (FTE)	36,772	35,073	37,020	144,001	131,399
Net interest income (FTE)	19,799	19,656	20,116	78,750	78,958
Interest expense on certificates of deposit	10,757	10,138	10,613	42,389	33,813
Interest expense on interest-bearing deposits	12,256	11,693	12,079	48,233	39,730
Core deposit intangible amortization	483	457	471	1,868	1,677
Net income—community bank segment	$3,940	$6,526	$5,528	$20,559	$25,854
Net income—mortgage segment	(330)	(83)	(171)	(803)	138
Key Performance Ratios
Return on average assets (ROA)	0.64%	1.22%	0.97%	0.91%	1.30%
Return on average equity (ROE)	6.80%	13.00%	10.32%	9.61%	13.64%
Efficiency ratio	78.48%	65.83%	70.14%	72.93%	64.37%
Efficiency ratio—community bank segment	73.92%	61.73%	66.40%	68.89%	60.36%
Net interest margin (FTE)	3.89%	4.15%	4.07%	4.06%	4.37%
Yields on earning assets (FTE)	7.22%	7.40%	7.49%	7.42%	7.28%
Cost of interest-bearing liabilities (FTE)	3.88%	3.86%	3.99%	3.93%	3.47%
Noninterest expense less noninterest income / average assets	2.38%	1.89%	2.12%	2.24%	1.97%
Per Share Data
Earnings per share, basic	$0.27	$0.49	$0.40	$1.48	$1.97
Earnings per share, diluted	0.27	0.48	0.40	1.47	1.94
Cash basis earnings per share, diluted	0.29	0.50	0.42	1.56	2.03
Cash dividends paid	0.19	0.17	0.19	0.73	0.63
Market value per share	21.14	30.59	22.71	21.14	30.59
Book value per share	15.82	14.99	15.59	15.82	14.99
Tangible book value per share	10.74	10.30	10.46	10.74	10.30
Price to earnings ratio, diluted	19.73	16.06	14.31	14.38	15.77
Price to book value ratio	1.34	2.04	1.46	1.34	2.04
Weighted average shares outstanding, basic	13,377,186	13,266,699	13,350,143	13,341,741	13,233,101
Weighted average shares outstanding, diluted	13,445,789	13,397,264	13,420,199	13,422,139	13,361,773
Shares outstanding at end of period	13,438,334	13,303,520	13,359,649	13,438,334	13,303,520
Financial Condition
Assets	$2,301,397	$2,092,891	$2,219,032	$2,301,397	$2,092,891
Loans, net of unearned income	1,747,820	1,549,445	1,683,742	1,747,820	1,549,445
Earning Assets	2,059,330	1,872,732	1,985,891	2,059,330	1,872,732
Goodwill	56,474	50,049	56,075	56,474	50,049
Core deposit intangibles, net	11,550	12,341	12,407	11,550	12,341
Deposits	1,659,578	1,665,908	1,662,341	1,659,578	1,665,908
Stockholders’ equity	212,082	199,416	208,251	212,082	199,416
Tangible equity	144,058	137,026	139,769	144,058	137,026

	Three Months Ended			Twelve Months Ended
	12/31/07	12/31/06	09/30/07	12/31/07	12/31/06
Averages
Assets	$2,255,299	$2,088,244	$2,190,166	$2,167,123	$1,998,068
Loans, net of unearned income	1,713,402	1,554,662	1,657,002	1,637,573	1,489,794
Loans held for sale	22,635	21,738	21,350	21,991	25,129
Securities	279,200	289,341	276,537	274,886	277,868
Earning assets	2,019,705	1,880,341	1,960,836	1,941,231	1,805,481
Deposits	1,668,656	1,652,901	1,637,453	1,651,479	1,572,802
Certificates of deposit	904,167	869,444	888,862	897,886	792,953
Interest-bearing deposits	1,378,282	1,360,544	1,353,293	1,367,602	1,288,708
Borrowings	356,236	222,441	327,515	291,742	220,632
Interest-bearing liabilities	1,734,518	1,582,985	1,680,808	1,659,344	1,509,340
Stockholders’ equity	210,656	196,623	205,848	205,525	190,560
Tangible equity	142,417	134,006	141,307	140,883	133,337
Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$18,556	$19,091	$18,353	$19,148	$17,116
Add: Allowance from acquired banks	—	—	—	—	785
Add: Recoveries	102	72	23	340	419
Less: Charge-offs	495	169	252	1,212	622
Add: Provision for loan losses	1,173	154	432	1,060	1,450

Ending balance of allowance for loan losses	$19,336	$19,148	$18,556	$19,336	$19,148

Allowance for loan losses / total outstanding loans	1.11%	1.24%	1.10%	1.11%	1.24%
Nonperforming Assets
Nonaccrual loans	$9,436	$10,873	$8,307	$9,436	$10,873
Other real estate and foreclosed properties	693	—	217	693	—

Total nonperforming assets	10,129	10,873	8,524	10,129	10,873
Loans > 90 days and still accruing	905	208	1,439	905	208

Total nonperforming assets and loans > 90 days and still accruing	$11,034	$11,081	$9,963	$11,034	$11,081

Nonperforming assets / total outstanding loans	0.58%	0.70%	0.51%	0.58%	0.70%
Nonperforming assets / allowance for loan losses	52.38%	56.78%	45.94%	52.38%	56.78%
Other Data
Mortgage loan originations	$91,198	$107,672	$87,861	$371,873	$484,696
% of originations that are refinances	46.17%	42.83%	33.51%	42.33%	36.20%
End of period full-time employees	690	646	675	690	646
Number of full-service branches	58	51	57	58	51
Number of community banks (subsidiaries)	5	5	5	5	5
Number of full automatic transaction machines (ATM’s)	144	134	144	144	134
Alternative Performance Measures (1)
Net income	$3,610	$6,443	$5,357	$19,756	$25,992
Plus: Core deposit intangible amortization, net of tax	314	297	306	1,214	1,090

Cash basis operating earnings	$3,924	$6,740	$5,663	$20,970	$27,082

Average assets	$2,255,299	$2,088,244	$2,190,166	$2,167,123	$1,998,068
Less: Average goodwill	56,214	50,049	52,975	52,807	45,360
Less: Average core deposit intangibles	12,025	12,568	11,566	11,835	11,863

Average tangible assets	$2,187,060	$2,025,627	$2,125,625	$2,102,481	$1,940,845

Average equity	$210,656	$196,623	$205,848	$205,525	$190,560
Less: Average goodwill	56,214	50,049	52,975	52,807	45,360
Less: Average core deposit intangibles	12,025	12,568	11,566	11,835	11,863

Average tangible equity	$142,417	$134,006	$141,307	$140,883	$133,337

Cash basis earnings per share, diluted	$0.29	$0.50	$0.42	$1.56	$2.03
Cash basis return on average tangible assets	0.71%	1.32%	1.06%	1.00%	1.40%
Cash basis return on average tangible equity	10.93%	19.95%	15.90%	14.88%	20.31%

(1)	As a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006

(Dollars in thousands, except share amounts)

	2007	2006
ASSETS
Cash and cash equivalents:
Cash and due from banks	$54,716	$55,511
Interest-bearing deposits in other banks	662	950
Money market investments	303	322
Other interest-bearing deposits	2,598	2,598
Federal funds sold	—	16,509

Total cash and cash equivalents	58,279	75,890

Securities available for sale, at fair value	282,699	282,824

Loans held for sale	25,248	20,084

Loans, net of unearned income	1,747,820	1,549,445
Less allowance for loan losses	19,336	19,148

Net loans	1,728,484	1,530,297

Bank premises and equipment, net	75,741	63,461
Other real estate owned	694	—
Core deposit intangibles, net	11,550	12,341
Goodwill	56,474	50,049
Other assets	62,228	57,945

Total assets	$2,301,397	$2,092,891

LIABILITIES
Noninterest-bearing demand deposits	$281,405	$292,262
Interest-bearing deposits:
NOW accounts	217,809	212,328
Money market accounts	156,576	165,202
Savings accounts	100,885	107,163
Time deposits of $100,000 and over	453,243	442,953
Other time deposits	449,660	446,000

Total interest-bearing deposits	1,378,173	1,373,646

Total deposits	1,659,578	1,665,908

Securities sold under agreements to repurchase	82,049	62,696
Other short-term borrowings	200,837	—
Trust preferred capital notes	60,310	60,310
Long-term borrowings	69,500	88,850
Other liabilities	17,041	15,711

Total liabilities	2,089,315	1,893,475

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,438,334 shares at December 31, 2007 and 13,303,520 shares at December 31, 2006	17,879	17,716
Surplus	40,758	38,047
Retained earnings	152,238	142,168
Accumulated other comprehensive income	1,207	1,485

Total stockholders’ equity	212,082	199,416

Total liabilities and stockholders’ equity	$2,301,397	$2,092,891

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Interest and dividend income:
Interest and fees on loans	$32,492	$30,015	$126,514	$113,392
Interest on Federal funds sold	8	600	614	1,438
Interest on deposits in other banks	10	13	57	57
Interest on money market investments	1	—	4	3
Interest on other interest-bearing deposits	32	35	135	129
Interest and dividends on securities:
Taxable	2,210	2,546	8,945	9,883
Nontaxable	1,236	1,141	4,727	4,254

Total interest and dividend income	35,989	34,350	140,996	129,156

Interest expense:
Interest on deposits	12,257	11,693	48,234	39,729
Interest on Federal funds purchased	224	509	1,224	1,256
Interest on short-term borrowings	2,395	835	6,618	4,168
Interest on long-term borrowings	2,097	2,380	9,175	7,288

Total interest expense	16,973	15,417	65,251	52,441

Net interest income	19,016	18,933	75,745	76,715
Provision for loan losses	1,173	154	1,060	1,450

Net interest income after provision for loan losses	17,843	18,779	74,685	75,265

Noninterest income:
Service charges on deposit accounts	2,203	1,885	7,793	7,186
Other service charges, commissions and fees	1,631	1,838	6,157	6,009
Gains (losses) on securities transactions, net	(15)	402	586	688
Gains on sales of loans	2,317	2,521	8,817	11,277
Gains (losses) on sales of other real estate and bank premises, net	(121)	(2)	187	870
Other operating income	387	700	1,565	2,215

Total noninterest income	6,402	7,344	25,105	28,245

Noninterest expenses:
Salaries and benefits	9,978	9,351	38,765	37,635
Occupancy expenses	1,712	1,346	6,085	5,006
Furniture and equipment expenses	1,306	1,167	4,816	4,503
Other operating expenses	6,951	5,433	23,884	20,423

Total noninterest expenses	19,947	17,297	73,550	67,567

Income before income taxes	4,298	8,826	26,240	35,943
Income tax expense	688	2,383	6,484	9,951

Net income	$3,610	$6,443	$19,756	$25,992

Earnings per share, basic	$0.27	$0.49	$1.48	$1.97

Earnings per share, diluted	$0.27	$0.48	$1.47	$1.94

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended December 31,
	2007			2006			2005
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$173,564	$2,210	5.05%	$193,371	$2,546	5.23%	$161,831	$2,080	5.10%
Tax-exempt	105,636	1,902	7.14%	95,970	1,757	7.26%	75,153	1,413	7.46%

Total securities	279,200	4,112	5.84%	289,341	4,303	5.90%	236,984	3,493	5.85%
Loans, net (2)	1,713,402	32,276	7.47%	1,554,662	29,837	7.61%	1,354,787	23,821	6.98%
Loans held for sale	22,635	334	5.86%	21,738	285	5.21%	33,760	483	5.68%
Federal funds sold	662	8	5.00%	10,826	600	5.33%	27,529	270	3.89%
Money market investments	241	1	1.71%	196	—	0.53%	52	1	3.77%
Interest-bearing deposits in other banks	967	10	4.07%	980	13	5.26%	701	6	3.43%
Other interest-bearing deposits	2,598	31	4.76%	2,598	35	5.27%	2,598	25	3.84%

Total earning assets	2,019,705	36,772	7.22%	1,880,341	35,073	7.40%	1,656,411	28,099	6.73%

Allowance for loan losses	(18,896)			(19,168)			(17,028)
Total non-earning assets	254,490			227,071			163,017

Total assets	$2,255,299			$2,088,244			$1,802,400

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$210,929	334	0.63%	$209,178	318	0.60%	$199,621	189	0.38%
Money market savings	160,084	971	2.41%	173,356	997	2.28%	187,683	968	2.05%
Regular savings	103,102	194	0.75%	108,566	240	0.88%	118,370	271	0.91%
Certificates of deposit:
$100,000 and over	449,333	5,545	4.90%	431,727	5,297	4.87%	304,616	2,998	3.90%
Under $100,000	454,834	5,212	4.55%	437,717	4,841	4.39%	371,522	3,195	3.41%

Total interest-bearing deposits	1,378,282	12,256	3.53%	1,360,544	11,693	3.41%	1,181,812	7,621	2.56%
Other borrowings	356,236	4,717	5.25%	222,441	3,724	6.26%	164,987	1,822	4.38%

Total interest-bearing liabilities	1,734,518	16,973	3.88%	1,582,985	15,417	3.86%	1,346,799	9,443	2.78%

Noninterest-bearing liabilities:
Demand deposits	290,374			292,357			259,582
Other liabilities	19,751			16,279			19,230

Total liabilities	2,044,643			1,891,621			1,625,611
Stockholders’ equity	210,656			196,623			176,789

Total liabilities and stockholders’ equity	$2,255,299			$2,088,244			$1,802,400

Net interest income		$19,799			$19,656			$18,656

Interest rate spread (3)			3.34%			3.54%			3.95%
Interest expense as a percent of average earning assets			3.33%			3.25%			2.26%
Net interest margin			3.89%			4.15%			4.47%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Twelve Months Ended December 31,
	2007			2006			2005
	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate	Average Balance	Interest Income / Expense	Yield / Rate
	(Dollars in thousands)
Assets:
Securities:
Taxable	$173,942	$8,945	5.14%	$188,461	$9,883	5.24%	$154,954	$7,791	5.03%
Tax-exempt	100,944	7,272	7.20%	89,407	6,546	7.32%	74,936	5,677	7.58%

Total securities	274,886	16,217	5.90%	277,868	16,429	5.91%	229,890	13,468	5.86%
Loans, net (2) (3)	1,637,573	125,628	7.67%	1,489,794	111,771	7.50%	1,315,695	88,089	6.70%
Loans held for sale	21,991	1,346	6.12%	25,129	1,572	6.26%	38,975	2,367	6.07%
Federal funds sold	2,852	614	5.53%	8,837	1,438	5.35%	11,143	349	3.13%
Money market investments	217	4	1.94%	151	3	2.24%	73	2	2.79%
Interest-bearing deposits in other banks	1,116	57	5.12%	1,104	57	5.13%	1,665	49	2.92%
Other interest-bearing deposits	2,596	135	5.18%	2,598	129	4.96%	2,598	81	3.13%

Total earning assets	1,941,231	144,001	7.42%	1,805,481	131,399	7.28%	1,600,039	104,405	6.53%

Allowance for loan losses	(18,666)			(18,468)			(16,687)
Total non-earning assets	244,558			211,055			154,653

Total assets	$2,167,123			$1,998,068			$1,738,005

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$206,748	1,316	0.64%	$204,023	$911	0.45%	$198,969	704	0.35%
Money market savings	158,461	3,708	2.34%	175,163	3,945	2.25%	187,673	3,174	1.69%
Regular savings	104,507	820	0.78%	116,569	1,061	0.91%	119,309	998	0.84%
Certificates of deposit:
$100,000 and over	446,662	22,023	4.93%	387,023	17,603	4.55%	259,185	9,427	3.64%
Under $100,000	451,224	20,366	4.51%	405,930	16,210	3.99%	365,758	11,605	3.17%

Total interest-bearing deposits	1,367,602	48,233	3.53%	1,288,708	39,730	3.08%	1,130,894	25,908	2.29%
Other borrowings	291,742	17,018	5.83%	220,632	12,711	5.85%	175,309	7,059	4.03%

Total interest-bearing liabilities	1,659,344	65,251	3.93%	1,509,340	52,441	3.47%	1,306,203	32,967	2.52%

Noninterest-bearing liabilities:
Demand deposits	283,877			284,094			245,587
Other liabilities	18,377			14,074			14,994

Total liabilities	1,961,598			1,807,508			1,566,784
Stockholders’ equity	205,525			190,560			171,221

Total liabilities and stockholders’ equity	$2,167,123			$1,998,068			$1,738,005

Net interest income		$78,750			$78,958			$71,438

Interest rate spread (1)			3.49%			3.81%			4.01%
Interest expense as a percent of average earning assets			3.36%			2.90%			2.06%
Net interest margin			4.06%			4.37%			4.46%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(2)	Foregone interest on previously charged off credits of $0 thousand and $464 thousand has been excluded for 2007 and 2006, respectively.
(3)	Nonaccrual loans are included in average loans outstanding.